Exhibit 99.1
FOR IMMEDIATE RELEASE

Contacts:
Nick Nottoli                Allister Gobin
Media Relations          Investor Relations
mediateam@allstate.com        (847) 402-2800

Allstate Enhances Customer Value, Lowers Prices for 7.8 Million Customers in 2025

NORTHBROOK, Ill., Feb. 4, 2026 – The Allstate Corporation (NYSE: ALL) today reported financial results for the fourth quarter of 2025.
“Allstate had a terrific year by better serving customers and making protection more affordable,” said Tom Wilson, who leads The Allstate Corporation. “We proactively reduced premiums for 7.8 million auto and homeowners insurance customers by an average of 17% through tailored coverage reviews to offset cost inflation. We also improved 69 million customer interactions and provided customers with nearly $38 billion in support and financial resources when the unexpected happened in 2025.”

“Total policies in force increased to 210.9 million in the fourth quarter, up 3.0% from the prior year, driven by broad distribution and affordable, simple, connected products. Revenues increased to $17.3 billion in the fourth quarter and $67.7 billion for the full year. Full-year net income was $10.2 billion and adjusted net income* was $9.3 billion. Reflecting this success, the common dividend will increase to $1.08 per share to be paid in the second quarter and a $4.0 billion share repurchase program will be initiated when the existing $1.5 billion program is completed,” concluded Wilson.

Fourth Quarter 2025 Results
•Total revenues of $17.3 billion in the fourth quarter of 2025 were $839 million or 5.1% higher than the prior year quarter.
•Net income applicable to common shareholders was $3.8 billion in the fourth quarter of 2025, compared to $1.9 billion in the prior year quarter, reflecting strong operating results.
•Adjusted net income* was $3.8 billion, or $14.31 per diluted share, compared to $2.1 billion in the prior year quarter.

Full Year 2025 Results
•Total revenues were $67.7 billion, 5.6% above the prior year.
•Net income applicable to common shareholders was $10.2 billion compared to $4.6 billion in 2024.
•Adjusted net income* was $9.3 billion generating an adjusted net income return on equity* of 38.3%.

Exhibit 99.1

The Allstate Corporation Consolidated Highlights
	As of or for the three months ended December 31,			As of or for the twelve months ended December 31,
($ in millions, except per share data and ratios)	2025	2024	% / pts Change	2025	2024	% / pts Change
Consolidated revenues	$17,345	$16,506	5.1%	$67,685	$64,106	5.6%
Net income applicable to common shareholders	3,803	1,899	100.3%	10,165	4,550	123.4%
per diluted common share	14.37	7.07	103.3%	38.06	16.99	124.0%
Adjusted net income*	3,788	2,062	83.7%	9,304	4,906	89.6%
per diluted common share*	14.31	7.67	86.6%	34.83	18.32	90.1%
Return on Allstate common shareholders’ equity (trailing twelve months)
Net income applicable to common shareholders				42.3%	25.8%	16.5
Adjusted net income*				38.3%	26.8%	11.5
Common shares outstanding (in millions)				260.1	265.0	(1.8)%
Book value per common share				$108.45	$72.35	49.9%
Total policies in force (in thousands) (1)				210,937	204,741	3.0%
(1)Excludes policies in force related to the employer voluntary benefits and group health businesses sold.
*     Measures used in this release that are not based on accounting principles generally accepted in the United States of America (“non-GAAP”) are denoted with an asterisk and defined and reconciled to the most directly comparable GAAP measure in the “Definitions of Non-GAAP Measures” section of this document.
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•Property-Liability earned premiums of $14.8 billion increased 6.1% in the fourth quarter of 2025 compared to the prior year, primarily driven by higher average premiums and policy in force growth. Underwriting income was $4.0 billion compared to $1.8 billion in the prior year quarter.

Property-Liability Results
	As of or for the three months ended December 31,			As of or for the twelve months ended December 31,
($ in millions)	2025	2024	% / pts Change	2025	2024	% / pts Change
Premiums written	$14,572	$13,757	5.9%	$59,546	$55,926	6.5%
Premiums earned	14,776	13,933	6.1%	57,682	53,866	7.1%
Recorded combined ratio	72.9	86.9	(14.0)	85.2	94.3	(9.1)
Underlying combined ratio*	76.6	83.0	(6.4)	79.4	84.6	(5.2)
Catastrophe losses	$209	$410	(49.0)%	$4,959	$4,964	(0.1)%
Underwriting income	4,006	1,832	118.7%	8,540	3,080	177.3%
Policies in force (in thousands)				38,275	37,530	2.0%
◦Premiums written increased 5.9% compared to the prior year quarter, reflecting higher auto and homeowners insurance average premiums and policies in force.

◦Property-Liability combined ratio was 72.9 for the quarter, which was an improvement of 14.0 points versus the prior year quarter due to higher average earned premiums, the benefit of non-catastrophe reserve releases and lower catastrophe losses.

◦Policies in force increased by 2.0%, led by growth in auto and homeowners insurance policies.

◦Allstate-branded Affordable, Simple, Connected auto insurance products are now available in 43 states with the homeowners insurance product available in 31 states. Custom360® middle market standard and preferred auto and homeowners insurance products for the independent agent channel are available in 36 states.

Exhibit 99.1
◦Allstate Protection auto insurance results benefited from the Transformative Growth initiative, delivering strong margins and higher new business levels than the prior year.

Allstate Protection Auto Results
	As of or for the three months ended December 31,			As of or for the twelve months ended December 31,
($ in millions, except ratios)	2025	2024	% / pts Change	2025	2024	% / pts Change
Premiums written	$9,399	$9,116	3.1%	$38,649	$37,296	3.6%
Premiums earned	9,622	9,348	2.9%	38,090	36,475	4.4%
Recorded combined ratio	80.8	93.5	(12.7)	85.0	95.0	(10.0)
Underlying combined ratio*	87.6	93.0	(5.4)	88.1	93.4	(5.3)
Underwriting income	1,851	603	NM	5,724	1,810	NM
Policies in force (in thousands)				25,504	24,936	2.3%
NM = not meaningful

◦Written and earned premiums grew 3.1% and 2.9%, respectively, compared to the prior year quarter. Auto insurance rate increases resulted in an annualized premium impact of 0.2% in the fourth quarter and 2.6% in 2025.

◦The recorded auto insurance combined ratio of 80.8 in the fourth quarter of 2025 was a 12.7 point improvement from the prior year quarter, reflecting higher average earned premiums, moderating loss costs and the benefit of non-catastrophe reserve releases. Prior year non-catastrophe reserve reestimates were $719 million in the fourth quarter, a 7.5 point benefit to the combined ratio, reflecting favorable severity development in personal auto injury and physical damage coverages.

◦The underlying auto insurance combined ratio* of 87.6 in the fourth quarter of 2025 was a 5.4 point improvement from the prior year quarter, as growth in average earned premiums exceeded improving underlying loss and expense trends per policy. The fourth quarter underlying auto insurance combined ratio* would have been 90.4 when adjusted for 2.8 points of favorable development on claims reported in the first three quarters of 2025.

◦Auto insurance policies in force grew by 2.3% with a 22.8% increase in new business reflecting expanded distribution, increased marketing, new products and sophisticated rating plans. Active brand auto insurance policies grew by 3.3%, which was partially offset by decreases in legacy Esurance and Encompass policies.

◦Allstate Protection homeowners insurance remains a competitive advantage for Allstate and a growth opportunity. Underwriting profit of $1.8 billion increased from $1.1 billion in the prior year quarter, reflecting lower catastrophes and excellent underlying margins.

Allstate Protection Homeowners Results
	As of or for the three months ended December 31,			As of or for the twelve months ended December 31,
($ in millions, except ratios)	2025	2024	% / pts Change	2025	2024	% / pts Change
Premiums written	$4,110	$3,624	13.4%	$16,565	$14,416	14.9%
Premiums earned	4,055	3,548	14.3%	15,363	13,360	15.0%
Recorded combined ratio	55.3	69.8	(14.5)	84.4	90.1	(5.7)
Catastrophe Losses	$170	$315	(46.0)%	$4,087	$3,717	10.0%
Underlying combined ratio*	51.4	59.5	(8.1)	57.9	62.5	(4.6)
Underwriting income	1,813	1,070	69.4%	2,393	1,319	81.4%
Policies in force (in thousands)				7,697	7,511	2.5%
◦Written premiums and earned premiums increased by 13.4% and 14.3% compared to the prior year quarter, respectively, due to higher average premiums and policy in force growth. A 7.4% increase in Allstate brand homeowners insurance average gross written premium compared to the prior year quarter reflects continued rate increases and higher home replacement costs.

Exhibit 99.1
◦The recorded homeowners insurance combined ratio of 55.3 was 14.5 points below the fourth quarter of 2024, due to higher average earned premiums, lower catastrophe losses and lower underlying losses.

◦Catastrophe losses of $170 million in the quarter decreased $145 million compared to the prior year quarter due to fewer and less severe events, as well as the absence of any hurricanes and tropical storms.

◦The underlying combined ratio* of 51.4 improved by 8.1 points compared to the prior year quarter, primarily driven by higher average premiums and favorable non-catastrophe loss trends.

◦Policies in force increased 2.5% compared to the prior year quarter, primarily driven by 3.2% growth in Allstate brand homeowners insurance policies, offset by a reduction in National General legacy products.

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•Protection Services protects customers through five businesses where Allstate branded offerings are embedded in other offerings. Revenues increased to $917 million in the fourth quarter of 2025, 3.1% higher than the prior year quarter, primarily due to Protection Plans and Roadside. Adjusted net income of $57 million increased by $7 million compared to the prior year quarter.

Protection Services Results
	Three months ended December 31,			Twelve months ended December 31,
($ in millions)	2025	2024	% / $ Change	2025	2024	% / $ Change
Total revenues (1)	$917	$889	3.1%	$3,546	$3,237	9.5%
Protection Plans	609	528	15.3	2,300	1,987	15.8
Dealer Services	148	147	0.7	590	587	0.5
Roadside	61	54	13.0	231	224	3.1
Arity	60	121	(50.4)	266	286	(7.0)
Identity Protection	39	39	—	159	153	3.9

Adjusted net income	$57	$50	$7	$218	$217	$1
Protection Plans	49	37	12	179	157	22
Dealer Services	7	4	3	21	21	—
Roadside	12	10	2	46	39	7
Arity	(12)	(3)	(9)	(34)	(8)	(26)
Identity Protection	1	2	(1)	6	8	(2)
(1)Excludes net gains and losses on investments and derivatives.

◦Protection Plans continued to expand distribution relationships and product offerings. Revenue of $609 million increased $81 million, or 15.3%, compared to the prior year quarter primarily due to strong international growth. Adjusted net income of $49 million in the fourth quarter of 2025 was $12 million higher than the prior year quarter.

◦Dealer Services generated revenue of $148 million, an increase of $1 million compared to the prior year quarter. Adjusted net income of $7 million was $3 million higher than the prior year quarter.

◦Roadside revenue of $61 million in the fourth quarter of 2025 increased 13.0% compared to the prior year quarter reflecting increased bundling with Allstate branded Affordable, Simple, Connected auto insurance products and higher third-party sales. Adjusted net income of $12 million in the fourth quarter was $2 million higher than the prior year quarter.

◦Arity revenue of $60 million decreased $61 million compared to prior year quarter due to lower lead generation revenue. Adjusted net loss of $12 million in the fourth quarter of 2025 compared to a loss of $3 million in the prior year quarter.

◦Identity Protection revenue of $39 million in the fourth quarter of 2025 was flat compared to the prior year quarter. Adjusted net income of $1 million in the fourth quarter of 2025 decreased compared to $2 million in the prior year quarter.
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Exhibit 99.1
•Allstate Investments uses a proactive approach to balancing risk and return for the $83.2 billion portfolio. Net investment income of $892 million in the fourth quarter of 2025 increased by $59 million from the prior year quarter primarily due to market-based portfolio growth.

Allstate Investment Results
	Three months ended December 31,			Twelve months ended December 31,
($ in millions, except ratios)	2025	2024	$ / pts Change	2025	2024	$ / pts Change
Net investment income	$892	$833	$59	$3,449	$3,092	$357
Market-based (1)	804	727	77	3,036	2,728	308
Performance-based (1)	146	167	(21)	648	618	30
Net gains (losses) on investments and derivatives	$73	$(201)	$274	$(168)	$(225)	$57
Change in unrealized net capital gains and losses, pre-tax (2)	$(70)	$(1,444)	$1,374	$1,365	$(192)	$1,557
Total return on investment portfolio (2)	1.1%	(1.1)%	2.2	5.8%	3.8%	2.0
(1)Investment expenses are not allocated between market-based and performance-based portfolios with the exception of investee level expenses.
(2)Includes investments held for sale.

◦Market-based investment income was $804 million in the fourth quarter of 2025, an increase of $77 million, or 10.6%, compared to the prior year quarter, reflecting growth in the asset balances to $73.4 billion in the market-based portfolio.

◦Performance-based investment income totaled $146 million in the fourth quarter of 2025, a decrease of $21 million compared to the prior year quarter due to lower private equity and real estate returns. The overall portfolio allocation to performance-based assets provides a diversifying source of higher long-term returns; quarterly volatility in reported results is expected.

◦Net gains on investments and derivatives were $73 million in the fourth quarter of 2025, compared to losses of $201 million in the prior year quarter. Fourth quarter results were driven by fixed income sales and higher valuation on equity investments.

◦Unrealized net capital gains totaled $382 million (pre-tax), a $70 million decrease to the prior quarter as previously unrealized gains were recognized through sales of fixed income securities during the quarter.

◦Total return on the investment portfolio was 1.1% for the fourth quarter and 5.8% for the full year 2025.

◦Macroeconomic impacts are regularly monitored through our integrated Enterprise Risk and Return Management framework. In the fourth quarter of 2025, growth exposure increased through a higher allocation to public equity securities.

Proactive Capital Management

“Fourth‑quarter operating results generated an attractive adjusted net income return on equity and additional deployable capital,” said John Dugenske, Interim Chief Financial Officer and President, Investments and Corporate Strategy. “Total estimated statutory surplus increased to $23.0 billion, and the holding company ended the year with $7.5 billion of assets. Over $2.2 billion was returned to shareholders in 2025, through a combination of share repurchases and common shareholder dividends. The common shareholder dividend will increase to $1.08, payable on April 1, 2026, to stockholders of record at the close of business on March 2, 2026. In addition, a $4.0 billion share repurchase program, over 24 months, will commence once the existing $1.5 billion program has been fully executed,” concluded Dugenske.

Visit www.allstateinvestors.com for additional information about Allstate’s results, including a webcast of its quarterly conference call and the call presentation. The conference call will be at 9 a.m. ET on Thursday, February 5. Financial information, including material announcements about The Allstate Corporation, is routinely posted on www.allstateinvestors.com.

Exhibit 99.1
Forward-Looking Statements
This news release contains “forward-looking statements” that anticipate results based on our estimates, assumptions and plans that are subject to uncertainty. These statements are made subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements do not relate strictly to historical or current facts and may be identified by their use of words like “plans,” “seeks,” “expects,” “will,” “should,” “anticipates,” “estimates,” “intends,” “believes,” “likely,” “targets” and other words with similar meanings. We believe these statements are based on reasonable estimates, assumptions and plans. However, if the estimates, assumptions or plans underlying the forward-looking statements prove inaccurate or if other risks or uncertainties arise, actual results could differ materially from those communicated in these forward-looking statements. Factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements may be found in our filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” section in our most recent annual report on Form 10-K. Forward-looking statements are as of the date on which they are made, and we assume no obligation to update or revise any forward-looking statement.

About Allstate
The Allstate Corporation (NYSE: ALL) protects people from life’s uncertainties with affordable, simple and connected protection for autos, homes, electronic devices and identities. Products are available through a broad distribution network including Allstate agents, independent agents, major retailers, online and at the workplace. Allstate has more than 210 million policies in force and is widely known for the slogan “You’re in Good Hands with Allstate.” For more information, visit www.allstate.com.

THE ALLSTATE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

($ in millions, except par value data)	December 31, 2025	December 31, 2024
Assets
Investments
Fixed income securities, at fair value (amortized cost, net $58,730 and $53,616)	$59,115	$52,747
Equity securities, at fair value (cost $8,026 and $4,329)	8,398	4,463
Mortgage loans, net	879	784
Limited partnership interests	8,844	9,255
Short-term, at fair value (amortized cost $4,888 and $4,539)	4,887	4,537
Other investments, net	1,114	824
Total investments	83,237	72,610
Cash	678	704
Premium installment receivables, net	11,474	10,614
Deferred policy acquisition costs	6,163	5,773
Reinsurance and indemnification recoverables, net	8,501	8,924
Accrued investment income	708	615
Deferred income taxes	—	231
Property and equipment, net	627	669
Goodwill	3,118	3,245
Other assets, net	5,252	5,140
Assets held for sale	—	3,092
Total assets	$119,758	$111,617
Liabilities
Reserve for property and casualty insurance claims and claims expense	$41,079	$41,917
Unearned premiums	29,080	26,909
Claim payments outstanding	1,419	1,567
Deferred income taxes	227	—
Other liabilities and accrued expenses	9,874	9,659
Debt	7,490	8,085
Liabilities held for sale	—	2,113
Total liabilities	89,169	90,250
Equity
Preferred stock and additional capital paid-in, $1 par value, 25 million shares authorized, 82.0 thousand shares issued and outstanding, $2,050 aggregate liquidation preference	2,001	2,001
Common stock, $.01 par value, 2.0 billion shares authorized and 900 million issued, 260 million and 265 million shares outstanding	9	9
Additional capital paid-in	4,158	4,029
Retained income	62,393	53,288
Treasury stock, at cost (640 million and 635 million shares)	(38,206)	(36,996)
Accumulated other comprehensive income (loss):
Unrealized net capital gains and losses	297	(771)
Unrealized foreign currency translation adjustments	(55)	(145)
Unamortized pension and other postretirement prior service credit	11	11
Discount rate for reserve for future policy benefits	2	16
Total accumulated other comprehensive income (loss)	255	(889)
Total Allstate shareholders’ equity	30,610	21,442
Noncontrolling interest	(21)	(75)
Total equity	30,589	21,367
Total liabilities and equity	$119,758	$111,617

THE ALLSTATE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

($ in millions, except per share data)	Three months ended December 31,		Twelve months ended December 31,
	2025	2024	2025	2024

Revenues
Property and casualty insurance premiums	$15,511	$14,591	$60,503	$56,388
Accident and health insurance premiums and contract charges	114	482	946	1,921
Other revenue	755	801	2,955	2,930
Net investment income	892	833	3,449	3,092
Net gains (losses) on investments and derivatives	73	(201)	(168)	(225)
Total revenues	17,345	16,506	67,685	64,106

Costs and expenses
Property and casualty insurance claims and claims expense	7,736	9,024	37,454	39,735
Accident, health and other policy benefits	68	337	656	1,241
Amortization of deferred policy acquisition costs	2,125	2,062	8,389	8,039
Operating costs and expenses	2,332	2,505	8,977	8,626
Pension and other postretirement remeasurement (gains) losses	(5)	(52)	(35)	(37)
Restructuring and related charges	13	10	61	61
Amortization of purchased intangibles	56	70	231	280
Interest expense	98	101	399	400
Total costs and expenses	12,423	14,057	56,132	58,345

Gain (loss) on disposition of operations	(7)	—	1,603	—

Income from operations before income tax expense	4,915	2,449	13,156	5,761

Income tax expense	1,088	559	2,890	1,162

Net income	3,827	1,890	10,266	4,599

Less: Net loss attributable to noncontrolling interest	(5)	(38)	(16)	(68)

Net income attributable to Allstate	3,832	1,928	10,282	4,667

Less: Preferred stock dividends	29	29	117	117

Net income applicable to common shareholders	$3,803	$1,899	$10,165	$4,550

Earnings per common share:
Net income applicable to common shareholders per common share - Basic	$14.55	$7.16	$38.56	$17.22
Weighted average common shares - Basic	261.3	265.1	263.6	264.3
Net income applicable to common shareholders per common share - Diluted	$14.37	$7.07	$38.06	$16.99
Weighted average common shares - Diluted	264.7	268.7	267.1	267.8

Definitions of Non-GAAP Measures
We believe that investors’ understanding of Allstate’s performance is enhanced by our disclosure of the following non-GAAP measures. Our methods for calculating these measures may differ from those used by other companies and therefore comparability may be limited.
Adjusted net income (loss) is net income (loss) applicable to common shareholders, excluding:
◦Net gains and losses on investments and derivatives
◦Pension and other postretirement remeasurement gains and losses
◦Amortization or impairment of purchased intangibles
◦Gain or loss on disposition
◦Adjustments for other significant non-recurring, infrequent or unusual items, when (a) the nature of the charge or gain is such that it is reasonably unlikely to recur within two years, or (b) there has been no similar charge or gain within the prior two years
◦Related income tax expense or benefit of these items
Net income (loss) applicable to common shareholders is the GAAP measure that is most directly comparable to adjusted net income.
We use adjusted net income as an important measure to evaluate our results of operations. We believe that the measure provides investors with a valuable measure of the Company’s ongoing performance because it reveals trends in our insurance and financial services business that may be obscured by the net effect of net gains and losses on investments and derivatives, pension and other postretirement remeasurement gains and losses, amortization or impairment of purchased intangibles, gain or loss on disposition and adjustments for other significant non-recurring, infrequent or unusual items and the related tax expense or benefit of these items. Net gains and losses on investments and derivatives, and pension and other postretirement remeasurement gains and losses may vary significantly between periods and are generally driven by business decisions and external economic developments such as capital market conditions, the timing of which is unrelated to the insurance underwriting process. Gain or loss on disposition is excluded because it is non-recurring in nature and the amortization or impairment of purchased intangibles is excluded because it relates to the acquisition purchase price and is not indicative of our underlying business results or trends. Non-recurring items are excluded because, by their nature, they are not indicative of our business or economic trends. Accordingly, adjusted net income excludes the effect of items that tend to be highly variable from period to period and highlights the results from ongoing operations and the underlying profitability of our business. A byproduct of excluding these items to determine adjusted net income is the transparency and understanding of their significance to net income variability and profitability while recognizing these or similar items may recur in subsequent periods. Adjusted net income is used by management along with the other components of net income (loss) applicable to common shareholders to assess our performance. We use adjusted measures of adjusted net income in incentive compensation. Therefore, we believe it is useful for investors to evaluate net income (loss) applicable to common shareholders, adjusted net income and their components separately and in the aggregate when reviewing and evaluating our performance. We note that investors, financial analysts, financial and business media organizations and rating agencies utilize adjusted net income results in their evaluation of our and our industry’s financial performance and in their investment decisions, recommendations and communications as it represents a reliable, representative and consistent measurement of the industry and the Company and management’s performance. We note that the price to earnings multiple commonly used by insurance investors as a forward-looking valuation technique uses adjusted net income as the denominator. Adjusted net income should not be considered a substitute for net income (loss) applicable to common shareholders and does not reflect the overall profitability of our business.
The following tables reconcile net income (loss) applicable to common shareholders and adjusted net income (loss). Taxes on adjustments to reconcile net income (loss) applicable to common shareholders and adjusted net income (loss) generally use a 21% effective tax rate.

($ in millions, except per share data)	Three months ended December 31,
	2025	2024	2025	2024
	Consolidated		Per diluted common share
Net income applicable to common shareholders	$3,803	$1,899	$14.37	$7.07
Net (gains) losses on investments and derivatives	(73)	201	(0.28)	0.75
Pension and other postretirement remeasurement (gains) losses	(5)	(52)	(0.02)	(0.20)
Amortization of purchased intangibles	56	70	0.21	0.26
Gain on disposition	—	(10)	—	(0.04)
Income tax expense (benefit)	7	(46)	0.03	(0.17)
Adjusted net income *	$3,788	$2,062	$14.31	$7.67

	Twelve months ended December 31,
	2025	2024	2025	2024
	Consolidated		Per diluted common share
Net income applicable to common shareholders	$10,165	$4,550	$38.06	$16.99
Net (gains) losses on investments and derivatives	168	225	0.63	0.84
Pension and other postretirement remeasurement (gains) losses	(35)	(37)	(0.13)	(0.14)
Amortization of purchased intangibles	231	280	0.86	1.05
Gain on disposition	(1,616)	(16)	(6.05)	(0.06)
Income tax expense (benefit)	391	(96)	1.46	(0.36)
Adjusted net income *	$9,304	$4,906	$34.83	$18.32

Adjusted net income (loss) return on Allstate common shareholders’ equity is a ratio that uses a non-GAAP measure. It is calculated by dividing the rolling 12-month adjusted net income by the average of Allstate common shareholders’ equity at the beginning and at the end of the 12-months, after excluding the effect of unrealized net capital gains and losses. Return on Allstate common shareholders’ equity is the most directly comparable GAAP measure. We use adjusted net income as the numerator for the same reasons we use adjusted net income, as discussed previously. We use average Allstate common shareholders’ equity excluding the effect of unrealized net capital gains and losses for the denominator as a representation of common shareholders’ equity primarily applicable to Allstate's earned and realized business operations because it eliminates the effect of items that are unrealized and vary significantly between periods due to external economic developments such as capital market conditions like changes in interest rates, the amount and timing of which are unrelated to the insurance underwriting process. We use it to supplement our evaluation of net income (loss) applicable to common shareholders and return on Allstate common shareholders’ equity because it excludes the effect of items that tend to be highly variable from period to period. We believe that this measure is useful to investors and that it provides a valuable tool for investors when considered along with return on Allstate common shareholders’ equity because it eliminates the after-tax effects of realized and unrealized net capital gains and losses that can fluctuate significantly from period to period and that are driven by economic developments, the magnitude and timing of which are generally not influenced by management. In addition, it eliminates non-recurring items that are not indicative of our ongoing business or economic trends. A byproduct of excluding the items noted above to determine adjusted net income return on Allstate common shareholders’ equity from return on Allstate common shareholders’ equity is the transparency and understanding of their significance to return on common shareholders’ equity variability and profitability while recognizing these or similar items may recur in subsequent periods. We use adjusted measures of adjusted net income return on Allstate common shareholders’ equity in incentive compensation. Therefore, we believe it is useful for investors to have adjusted net income return on Allstate common shareholders’ equity and return on Allstate common shareholders’ equity when evaluating our performance. We note that investors, financial analysts, financial and business media organizations and rating agencies utilize adjusted net income return on common shareholders’ equity results in their evaluation of our and our industry’s financial performance and in their investment decisions, recommendations and communications as it represents a reliable, representative and consistent measurement of the industry and the company and management’s utilization of capital. We also provide it to facilitate a comparison to our long-term adjusted net income return on Allstate common shareholders’ equity goal. Adjusted net income return on Allstate common shareholders’ equity should not be considered a substitute for return on Allstate common shareholders’ equity and does not reflect the overall profitability of our business.
The following tables reconcile return on Allstate common shareholders’ equity and adjusted net income (loss) return on Allstate common shareholders’ equity.

($ in millions)	For the twelve months ended December 31,
	2025	2024
Return on Allstate common shareholders’ equity
Numerator:
Net income applicable to common shareholders	$10,165	$4,550
Denominator:
Beginning Allstate common shareholders’ equity	$19,441	$15,769
Ending Allstate common shareholders’ equity (1)	28,609	19,441
Average Allstate common shareholders’ equity	$24,025	$17,605
Return on Allstate common shareholders’ equity	42.3%	25.8%

($ in millions)	For the twelve months ended December 31,
	2025	2024
Adjusted net income return on Allstate common shareholders’ equity
Numerator:
Adjusted net income *	$9,304	$4,906

Denominator:
Beginning Allstate common shareholders’ equity	$19,441	$15,769
Less: Unrealized net capital gains and losses	(771)	(604)
Adjusted beginning Allstate common shareholders’ equity	20,212	16,373

Ending Allstate common shareholders’ equity (1)	28,609	19,441
Less: Unrealized net capital gains and losses	297	(771)
Adjusted ending Allstate common shareholders’ equity	28,312	20,212
Average adjusted Allstate common shareholders’ equity	$24,262	$18,293
Adjusted net income return on Allstate common shareholders’ equity *	38.3%	26.8%
_____________
(1) Excludes equity related to preferred stock of $2,001 million for both periods shown.

Combined ratio excluding the effect of catastrophes, prior year reserve reestimates and amortization or impairment of purchased intangibles (“underlying combined ratio”) is a non-GAAP ratio, which is computed as the difference between four GAAP operating ratios: the combined ratio, the effect of catastrophes on the combined ratio, the effect of prior year non-catastrophe reserve reestimates on the combined ratio, and the effect of amortization or impairment of purchased intangibles on the combined ratio. We believe that this ratio is useful to investors, and it is used by management to reveal the trends in our Property-Liability business that may be obscured by catastrophe losses, prior year reserve reestimates and amortization or impairment of purchased intangibles. Catastrophe losses cause our loss trends to vary significantly between periods as a result of their incidence of occurrence and magnitude, and can have a significant impact on the combined ratio. Prior year reserve reestimates are caused by unexpected loss development on historical reserves, which could increase or decrease current year net income. Amortization or impairment of purchased intangibles relates to the acquisition purchase price and is not indicative of our underlying insurance business results or trends. We believe it is useful for investors to evaluate these components separately and in the aggregate when reviewing our underwriting performance. The most directly comparable GAAP measure is the combined ratio. The underlying combined ratio should not be considered a substitute for the combined ratio and does not reflect the overall underwriting profitability of our business.
The following tables reconcile the respective combined ratio to the underlying combined ratio. Underwriting margin is calculated as 100% minus the combined ratio.

Property-Liability	Three months ended December 31,		Twelve months ended December 31,
	2025	2024	2025	2024
Combined ratio	72.9	86.9	85.2	94.3
Effect of catastrophe losses	(1.4)	(2.9)	(8.6)	(9.2)
Effect of prior year non-catastrophe reserve reestimates	5.4	(0.6)	3.1	(0.2)
Effect of amortization of purchased intangibles	(0.3)	(0.4)	(0.3)	(0.3)
Underlying combined ratio*	76.6	83.0	79.4	84.6

Effect of prior year catastrophe reserve reestimates	0.3	(0.4)	—	(0.7)

Allstate Protection - Auto Insurance	Three months ended December 31,		Twelve months ended December 31,
	2025	2024	2025	2024
Combined ratio	80.8	93.5	85.0	95.0
Effect of catastrophe losses	(0.4)	(0.6)	(1.4)	(2.2)
Effect of prior year non-catastrophe reserve reestimates	7.5	0.4	4.8	0.9
Effect of amortization of purchased intangibles	(0.3)	(0.3)	(0.3)	(0.3)
Underlying combined ratio*	87.6	93.0	88.1	93.4

Effect of prior year catastrophe reserve reestimates	—	(0.1)	(0.1)	(0.1)

Allstate Protection - Homeowners Insurance	Three months ended December 31,		Twelve months ended December 31,
	2025	2024	2025	2024
Combined ratio	55.3	69.8	84.4	90.1
Effect of catastrophe losses	(4.2)	(8.9)	(26.6)	(27.8)
Effect of prior year non-catastrophe reserve reestimates	0.6	(1.1)	0.4	0.5
Effect of amortization of purchased intangibles	(0.3)	(0.3)	(0.3)	(0.3)
Underlying combined ratio*	51.4	59.5	57.9	62.5

Effect of prior year catastrophe reserve reestimates	1.0	(1.2)	0.3	(2.4)

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